Exhibit 4.7

AMENDED AND RESTATED NON-COMPETE AND NON-SOLICITATION AGREEMENT

This Amended and Restated Non-compete and Non-Solicitation Agreement (this “Agreement”) is entered into as of July 1, 2013 (the “Effective Date”) by and between Shanda Interactive Entertainment Limited, a company limited by shares organized and validly existing under the laws of the Cayman Islands (“Shanda”), and Shanda Games Limited, a company limited by shares organized and validly existing under the laws of the Cayman Islands and a majority-owned Subsidiary of Shanda (“SDG”).

WITNESSETH

WHEREAS, Shanda and SDG entered into a Non-Compete and Non-Solicitation Agreement dated as of July 1, 2008, which was amended and restated on September 10, 2009 (the “Original Agreement”) and the Original Agreement will expire on June 30, 2013;

WHEREAS, Shanda and SDG intend to enter into this Agreement to replace the Original Agreement in its entirely.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Shand and SDG, for themselves, their successors and permitted assigns, hereby agree as follows:

Section 1. Definitions.

(a) “Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with, such other Person; provided that for purposes of this Agreement, no member of the Shanda Group shall be deemed to be an Affiliate of the SDG Group and no member of the SDG Group shall be deemed to be an Affiliate of the Shanda Group. For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

(b) “Applicable Law” means, with respect to any Person, any national, federal, state, local or foreign law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling, directive, guidance, instruction, direction, permission, waiver, notice, condition, limitation, restriction or prohibition or other similar requirement enacted, adopted, promulgated, imposed, issued or applied by a Governmental Authority that is binding upon or applicable to such Person, its properties or assets or its business or operations, as amended unless expressly specified otherwise.

(c) “Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in Shanghai, Hong Kong or the Cayman Islands are authorized or required by Applicable Law to close.

(d) “Games Business” means the sourcing, development, operation and licensing of Games, and related Intellectual Property Rights and activities incidental to the foregoing.

(e) “Games” means (i) massively multi-player online role-playing games and (ii) advanced casual online games, in each case accessed by end users through PC, mobile and/or browser client, and in each case not including any online literature community, online music community, online comics community, online e-sports game community and other virtual community, including virtual community that contains certain online game style elements but such elements do not constitute the core business model of such community.

(f) “Governmental Authority” means any multinational, foreign, national, federal, state, local or other governmental, statutory or administrative authority, regulatory body or commission or any court, tribunal or judicial or arbitral authority which has any jurisdiction or control over either party (or their Affiliates).

(g) “Group” means, as the context requires, the SDG Group or the Shanda Group.

(h) “Intellectual Property Rights” means any trademark, service mark, trade name, mask work, invention, patent, trade secret, copyright, know-how (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property right.

(i) “Person” means an individual, corporation, limited liability company, partnership, association, trust or other entity or organization, including a governmental or political subdivision or an agency or instrumentality thereof.

(j) “Shanda Group” means Shanda and its Subsidiaries (other than all members of the SDG Group).

(k) “SDG Group” means SDG and its Subsidiaries.

(l) “Subsidiary” means, with respect to any Person, any other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person, or any variable interest entity that such Person directly or indirectly controls through contractual arrangements.

(m) “Territory” means all of the world.

(n) “Third Party” means a Person that is not an Affiliate of any member of the SDG

Group or the Shanda Group.

Section 2. Non-compete by Shanda. During the term of the Agreement, Shanda shall not, and shall cause each other member of the Shanda Group not to, directly or indirectly, as a principal or for its own account or jointly with others, or as a shareholder or equity owner in any Person (other than members of the SDG Group), engage in the Games Business throughout the Territory; provided that the restrictions set forth in this Section 2 shall not apply to:

(a)	operation of any third party billing, payment and related services;

(b)	holding or acquisition of any equity interests in any company having not more than 25% of its gross revenues (based on its latest annual audited financial statements) attributable to the Games Business;

(c)	making of any minority, passive or venture capital investments by any of the entities and businesses (and their Affiliates) set forth in Schedule 1 and other venture capital or private equity funds or investment vehicles set up from time to time by Shanda or its Controlled Affiliates;

(d)	an acquisition or investment made pursuant to Section 3 below.

Section 3. Acquisition of Additional Games Interests. During the term of the Agreement,

(a)	If any member of the Shanda Group receives or otherwise becomes aware of any opportunity (each an “Investment Opportunity”) to acquire or invest in any Third Party engaging in the Games Business other than any acquisition or investment permitted by Section 2, Shanda shall use its reasonable best efforts to provide the SDG Group with the initial opportunity to pursue such Investment Opportunity. If the SDG Group declines to pursue such Investment Opportunity, Shanda shall have the opportunity to pursue such Investment Opportunity, provided that Shanda’s equity interest in such Third Party shall not exceed 50%.

(b)	If Shanda or any other member of the Shanda Group (the “Seller”), after having complied with Section 3(a) and invested in any Third Party engaging in the Games Business (the “Acquired Games Interests”), intends to transfer, sell or otherwise dispose of a portion or all of such Acquired Games Interests (the “Offered Interests”) to any Third Party, Shanda shall promptly deliver a written notice (the “Offer Notice”) to SDG that the Seller desires to dispose of such Offered Interests and that sets forth the detailed information of such Offered Interests, the price that such member proposes to be paid for such Offered Interests (the “Offer Price”), and any other material terms sought by such member. The giving of an Offer Notice to SDG shall constitute an offer (the “Offer”) by such Seller to sell the Offered Interests to SDG or any other member(s) of SDG designated by SDG for at the Offer Price and on the other terms set forth in the Offer Notice. SDG shall have a 30-day period (the “Offer Period”) in which to accept, or cause any such designated member to accept, such Offer by giving a notice of acceptance to such Seller prior to the expiration of such Offer Period. If SDG fails to notify the Seller prior to the expiration of the Offer Period, it shall be deemed to have declined such Offer. If SDG declines (or is deemed to decline) such Offer, the Seller shall have the right to effect a disposition of the Offer Interests on substantially the same or more favorable (as to the Seller) terms and conditions as were set forth in the Offer Notice at a price not less than the Offer Price.

Section 4. Non-Solicitation by Shanda. During the term of the Agreement, Shanda shall not, and shall not permit any other member of the Shanda Group to:

(a)	solicit any customer, supplier or any other Third Party having any business relationship with any member of the SDG Group to cease doing business with or alter its business relationship with such member; or

(b)	induce any employee of any member of the SDG Group to terminate his or her employment with such member or to enter into any employment or other business relationship with a Person other than a member of the SDG Group; provided that this clause (b) shall not prevent any member of the Shanda Group from making generalized employment searches, by advertisements or by engaging firms to conduct searches which are not focused on employees of members of the SDG Group.

Section 5. Extension of Non-compete. In the event that Shanda or any other member of the Shanda Group shall be in violation of the aforementioned restrictive covenants, then the time limitation of such restrictive covenants shall be extended for the period of time during which such breach or breaches have occurred and are continuing.

Section 6. Term. This Agreement shall commence on the Effective Date and shall expire on the fifth anniversary of the Effective Date.

Section 7. Notices. Any notice, instruction, direction or demand under the terms of this Agreement required to be in writing shall be duly given upon delivery, if delivered by hand, facsimile transmission, or mail, to the following addresses:

If to Shanda to:

Shanda Interactive Entertainment Limited

No. 208 Juli Road

Pudong New Area

Shanghai 201203, People’s Republic of China

Attn: Li Han

Facsimile: (86) 21 5080-5132

If to SDG to:

Shanda Games Limited

No. 1 Office Building

No. 690 Bibo Road

Pudong New Area

Shanghai 201203, People’s Republic of China

Attn: Xiangdong Zhang

Facsimile: (86) 21 5027-0092

or to such other addresses or telecopy numbers as may be specified by like notice to the other party. All such notices, requests and other communications shall be deemed given, (a) when delivered in person or by courier or a courier services, (b) if sent by facsimile transmission (receipt confirmed) on a Business Day prior to 5 p.m. in the place of receipt, on the date of transmission (or, if sent after 5 p.m., on the following Business Day) or (c) if mailed by certified mail (return receipt requested), on the date specified on the return receipt.

Section 8. Amendments and Waivers.

(a)	Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Shanda and SDG, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b)	No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 9. Expenses. Except as specifically provided otherwise in this Agreement, all costs and expenses incurred by the Shanda Group in connection with the Agreement and related transactions shall be paid by Shanda, and all costs and expenses incurred by the SDG Group in connection with the Agreement and related transactions shall be paid by SDG.

Section 10. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that neither party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto. If any party or any of its successors or permitted assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of such party shall assume all of the obligations of such party under the Agreement.

Section 11. Governing Law and Jurisdiction. This Agreement shall be construed in accordance with and governed by the law of theState of New York, without regard to the conflicts of laws rules thereof. Any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or any other New York State court sitting in New York County, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 8.01 shall be deemed effective service of process on such party.

Section 12. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 13. Entire Agreement. This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and thereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter hereof and thereof. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by any party hereto or any member of their Group with respect to the transactions contemplated by the Agreement.

Section 14. Severability. If any provision contained in this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the validity of any other provisions contained in this Agreement, and the parties shall substitute for the invalid provision a valid provision which most closely approximates the intent and economic effect of the invalid provision. Without limiting the generality of the foregoing, if any provision contained in this Agreement shall be held to cover a geographic area or to be for a length of time which is not permitted by Applicable Law, or in any way construed to be too broad or to any extent invalid, such provision shall be deemed narrowed to provide for the maximum enforceable geographic area, time period and the broadest term permitted by Applicable Law and shall be enforced as so narrowed.

Section 15. Specific Performance. The parties hereto acknowledge and agree that in the event of any breach of this Agreement, the parties would be irreparably harmed and could not be made whole by monetary damages. Each party hereto accordingly agrees (i) not to assert by way of defense or otherwise that a remedy at law would be adequate, and (ii) that, in addition to any other remedy to which it may be entitled, that the remedy of specific performance of this Agreement is appropriate in any action in court.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

SHANDA INTERACTIVE ENTERTAINMENT LIMITED

By:	/s/ Robert Wen-Yu Chiu
Name: Robert Wen-Yu Chiu
Title: Authorized Signatory

SHANDA GAMES LIMITED

By:	/s/ Richard Wei
Name: Richard Wei
Title: Authorized Signatory

Schedule 1

Place of
Name of Company	Incorporation	Business

Shanghai Youjia Investment Fund LLP (上海游嘉股权投资基金合伙企业;有限合伙;)	Shanghai, China	Venture capital or private equity investment and portfolio management

Shanda Capital Management Limited	Cayman Islands	Venture capital or private equity investment and portfolio management

Shanda Capital Limited	BVI	Venture capital or private equity investment and portfolio management

Shanghai Heibenma Investment Fund LLP(上海黑奔马股权投资合伙企业;有限合伙;)	Shanghai, China	Venture capital or private equity investment and portfolio management

Shanghai Shanda Zhiben Investment Management Co. Ltd.上海盛大知本股权投资管理有限公司	Shanghai, China	Venture capital or private equity investment and portfolio management

Shanghai Shengzi Investment LLP (上海盛资股权投资合伙企业;有限合伙;)	Shanghai, China	Venture capital or private equity investment and portfolio management

Shanghai Chuang Xing Investment Management Co. Ltd. (上海创星股权投资管理有限公司)	Shanghai, China	Venture capital or private equity investment and portfolio management